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                                                                    EXHIBIT 10.8

[PlanVista LOGO]

CORPORATE HEADQUARTERS
4010 Boy Scout Blvd., Suite 200
Tampa, FL  33607
(813) 353-2300
www.planvista.com


                                                                December 4, 2003

                             PERSONAL & CONFIDENTIAL


Mr. Jeffrey L. Markle
16326 Healthrow Avenue
Tampa, Florida   33629

Dear Mr. Markle:

      This letter serves to confirm certain terms and conditions with regard to your employment with PlanVista Corporation, its successors and assigns (the "Company"). As you know, the Company and ProxyMed, Inc. ("ProxyMed") intend to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Company will become a wholly-owned subsidiary of ProxyMed on the day and time the merger becomes effective (the "Effective Date"). ProxyMed would like to provide the terms and conditions of your employment with the Company and ProxyMed upon the consummation of the Merger. Accordingly, attached hereto please find a copy of ProxyMed's form of employment agreement (the "Form of Employment Agreement"). Except to the extent qualified by the terms and conditions specified in paragraphs number 1 through 6 below (the "Qualifying Terms"), the terms and conditions of the Form of Employment Agreement are generally not subject to modification, except as approved in writing in advance by the Compensation Committee of ProxyMed's Board of Directors (the "Compensation Committee").

      Set forth below is a summary of the Qualifying Terms of your employment with the Company and ProxyMed after the Effective Date.

      1. Unless otherwise agreed by the parties in writing, your title will be President and Chief Operating Officer of the Company and Senior Vice President ("SVP") of ProxyMed, reporting to Nancy J. Ham, President and Chief Operating Officer of ProxyMed.

      2. Your annual salary as President and COO of the Company and SVP of ProxyMed shall be $197,000, minus all applicable federal, state and local taxes and shall be paid in accordance with ProxyMed's then applicable policies.

      3. You shall not be entitled to receive any options as a result of executing this letter. However, you shall be eligible to participate on the same terms as other SVP's of ProxyMed in all ProxyMed-sponsored benefit plans, such as health, dental, life, and

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Mr. Jeffrey L. Markle
December 4, 2003
Page 2




            STD/LTD insurances, and shall accrue twenty-two (22) days of paid time off per year, pro-rated for your first year.

      4. As a further incentive and inducement to you to continue your employment with the Company and ProxyMed and to devote your best efforts to the business and affairs of the Company and ProxyMed, you shall be entitled to and may earn such bonuses as may be awarded from time to time by the Board of Directors of ProxyMed, sitting as a whole or in committee, in its sole discretion, including pursuant to any bonus plan, including a possible change of control bonus ("Bonus Plan") implemented by ProxyMed, and to participate in any stock option plans ("Stock Option Plans") or other Bonus Plans (collectively with the Stock Option Plans, the "Plans") which ProxyMed may now have, or in the future develop, provided you qualify for eligibility under the terms of such Plans. In addition, the parties will negotiate an appropriate provision in your Employment Agreement (as defined herein) that provides for accelerated vesting of some or all of your stock options upon a termination of your employment without cause.

      5. You will be required to execute the attached Non-Disclosure, Non-Solicitation and Invention Agreement ("Associate NDA") on or before the Effective Date. As of the Effective Date, you will also be required to abide by the Company's (and/or ProxyMed's) then-current published policies and procedures, the receipt and review of which you must acknowledge in writing.

      6. Unless waived by ProxyMed in writing, the Terms of Employment (as defined below) shall be contingent upon (i) your execution and delivery to ProxyMed's legal department of the Associate NDA and
            (ii) approval by ProxyMed's Compensation Committee.

      You acknowledge and agree that you have read and understand the terms and conditions set forth herein, including the Qualifying Terms (jointly, the "Terms of Employment"), and that no agreements or representations, oral or otherwise, express or implied, have been made to you that are not set forth expressly in this letter. Furthermore, you acknowledge and agree that such Terms of Employment (i) are binding upon you, ProxyMed and the Company and (ii) modify and amend any employment agreement currently in effect between you and the Company until the earlier of (a) six (6) months from the date of this letter or
(b) until the execution of an Employment Agreement (as defined herein), during which time neither party may terminate the Terms of Employment other than for cause with ninety (90) days prior written notice. The foregoing notwithstanding, upon the first to occur of either of the aforesaid (a) or (b), this letter shall immediately terminate and of no force or effect. You agree that you will cooperate and negotiate in good faith with ProxyMed and the Company with the objective of entering into a definitive employment agreement with both the Company and ProxyMed prior to the Effective Date, relating to your employment on or after the Effective Date, on terms substantially similar to the Terms of Employment (hereinafter, the "Employment Agreement").



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Mr. Jeffrey L. Markle
December 4, 2003
Page 3

      You acknowledge and agree that, unless otherwise waived by Mr. Hoover in writing, upon execution of the Employment Agreement or the expiration of six (6) months from the date of this letter, whichever occurs first, in addition to the termination of this letter, your employment with the Company pursuant to the terms of that certain Employment and Noncompetition Agreement dated June 1, 2001, as amended on May 22, 2003, and this letter shall automatically and immediately terminate and be of no further force or effect. Upon such terminations, neither the Company nor ProxyMed shall have any ongoing obligations, financial or otherwise, arising from or relating to such employment agreements, except for the payment to you of earned wages and vacation, or for any post-termination, surviving obligations you may have to the Company or ProxyMed, however arisen.

      If you are in agreement with the Terms of Employment stated in pages 1 and 2 of this letter, please sign duplicates of this letter and return it to my attention on or before December 8, 2003.


                                   Sincerely,

                                   PLANVISTA CORPORATION


                                   By:    /s/ PHILLIP S. DINGLE
                                          ------------------------------

                                   Title: Chairman and CEO
                                          ------------------------------


                                   PROXYMED, INC.


                                   By:    /s/ NANCY J. HAM
                                          ------------------------------

                                   Title: President
                                          ------------------------------

/ir
Enclosures

cc: Rafael G. Rodriguez

                                   AGREED TO:


                                   By:  /s/ JEFFREY L. MARKLE
                                        ----------------------------------
                                        SIGNATURE


                                   Date  DECEMBER 18, 2003
                                         ---------------------------------